Exhibit 5.2

October 31, 2018

The Boeing Company

100 North Riverside

Chicago, IL 60606-1596

Gentlemen and Ladies:

As Vice President & Assistant General Counsel – Labor, Employment and Employee Benefits of The Boeing Company (the “Company”), I have acted as ERISA counsel in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”), for the purpose of registering $1,501,500,000 of deferred compensation obligations (the “Obligations”) which will represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of The Boeing Company Supplemental Savings Plan, the Deferred Compensation Plan for Directors of The Boeing Company, The Boeing Company Executive Supplemental Savings Plan (the “Executive Supplemental Savings Plan”), and the Deferred Compensation Plan for Employees of The Boeing Company (the “Deferred Compensation Plan”).

I have examined the Executive Supplemental Savings Plan and the Deferred Compensation Plan (collectively, the “Plans”) for the purpose of this opinion. In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

Based on and subject to the foregoing, I am of the opinion that the Plans are intended to be “top hat plans” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which are unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, and that the provisions of the Plans comply with the requirements of ERISA applicable to top hat plans.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Sincerely,

/s/ Howard M. Radzely
Howard M. Radzely
Vice President & Assistant General Counsel – Labor, Employment and Employee Benefits